Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
Director, Investor Relations
(909) 493-5611

WATSON PHARMACEUTICALS REPORTS
FIRST QUARTER 2003 RESULTS

- First Quarter Revenues Increase to Record $337 Million;
Earnings Per Share Increases to $0.44 -

CORONA, CA — May 6, 2003 — Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, announced today that for the first quarter ended March 31, 2003, net revenues increased 18 percent to a record $336.9 million, compared to $285.7 million for the first quarter of 2002.  Quarterly revenue growth was driven by strong performances in the company’s generic drug business, as well as continued overall growth in the company’s Women’s Health and General Products divisions.

Net income for the first quarter increased to $47.8 million, or $0.44 per diluted share, compared to net income of $32.1 million, or $0.30 per diluted share, for the same period of 2002.

                Watson recorded special items in both the first quarter of 2003 and 2002.  Details are set forth in the reconciliation table below. Excluding special items, pro forma net income for the first quarter increased 30 percent to $47.2 million, or $0.44 per diluted share, compared to pro forma net income of $36.4 million, or $0.34 per diluted share reported for the first quarter in 2002.

“We have had a great start to 2003 and are extremely pleased with our first quarter results, having achieved our fourth consecutive quarter of record revenues and strong growth in operating income,” began Allen Chao, Ph.D., Watson’s Chairman and CEO.  “In our brand business, we had strong performances in both our Women’s Health and General Products divisions and are very excited about the medical community’s reception of Oxytrol™, our new product for overactive bladder.  Longer term, we have four brand product opportunities at the FDA or in Phase 3 development, which provide us an excellent base for long term growth.”

“We also saw significant growth in our generics business,” continued Dr. Chao.  “Through our internal pipeline and recent generic alliances, we are on target to launch more than 12 products in 2003.  Longer term, our internal product development efforts, and the recent expansion of the Cipla alliance, have significantly strengthened our product pipeline.  We currently have over 60 generic products under development, including 20 ANDAs. Again, this effort sets the stage for solid growth and performance in 2003 and beyond, as we continue to implement our growth strategy and plan for the future.”

Financial Highlights

Revenue from branded products increased 14 percent to a record $183.8 million for the first quarter of 2003, compared to $161.5 million in the prior year period, due to an increase in net revenues in the Women’s Health and General Products divisions.  This increase was primarily a result of new product introductions and increased unit sales on certain existing products.  Revenue from generic products for the first quarter increased 23 percent to $143.2 million, compared to $116.1 million in the prior year period, primarily due to new product launches and reintroductions, as well as price increases on selected products. Other net revenue was $10.0 million in the first quarter 2003, compared to $8.1 million in the first quarter 2002.

Outlook for the Second Quarter of 2003

Watson forecasts that total net revenues for the second quarter ending June 30, 2003 will be approximately $330 million to $350 million.  Diluted earnings per share is forecasted to be approximately $0.43 to $0.45.

Watson will host a conference call and webcast today at 8:30 a.m. Pacific Daylight Time to discuss first quarter 2003 results, second quarter and full year 2003 forecasts, and recent corporate developments.  The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 9693579.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Pacific Daylight Time, Tuesday, May 13, 2003.  To access the live webcast, go to Watson’s Web site at www.watsonpharm.com and click on the Investors icon.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets and distributes branded and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

                For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; timely and successful implementation of strategic initiatives; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification of and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; the impact of competitive products and pricing; patents and other intellectual property rights held by competitors and other third parties; difficulties or delays in manufacturing, the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s facilities, products and/or business; uncertainties related to the timing and outcome of litigation and other claims; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2002.

                The following table presents Watson’s results of operations for the three months ended March 31, 2003 and 2002 and includes the special items summarized in the following reconciliation:

Watson Parmaceuticals, Inc.

Consolidated Statements of Income

(Unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2003	2002

Net revenues	$336,922	$285,690
Cost of sales	149,601	135,687
Gross profit	187,321	150,003

Operating expenses:
Research and development	22,484	18,519
Selling, general and administrative	67,659	62,263
Amortization	18,435	13,294
Total operating expenses	108,578	94,076

Operating income	78,743	55,927

Other income (expense):
Equity in losses of joint ventures	117	(1,059)
Gain on sales of securities	1,089	—
Gain on sale of subsidiary	15,676	—
Loss on early extinguishment of debt	(2,807)	—
Loss on asset impairment	(13,042)	—
Interest income	1,242	1,599
Interest expense	(5,341)	(5,160)
Other income (expense)	(594)	29
Total other income (expense), net	(3,660)	(4,591)

Income before income tax provision	75,083	51,336
Provision for income taxes	27,254	19,251
Net income	$47,829	$32,085

Per share amounts:
Diluted earnings per share	$0.44	$0.30

Diluted weighted average shares outstanding	107,622	107,423

The following table presents Watson’s Condensed Consolidated Balance Sheets as of March 31, 2003 and December 31, 2002.

Watson Pharmaceuticals, Inc

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	March 31,	December 31,
	2003	2002

Assets

Cash and cash equivalents	$415,676	$230,155
Marketable securities	34,659	42,649
Accounts receivable, net	157,075	178,563
Inventories	364,740	348,773
Other current assets	109,746	113,311
Property and equipment, net	317,880	304,667
Investments and other assets	117,381	110,031
Product rights and other intangibles, net	1,495,118	1,335,315
Total assets	$3,012,275	$2,663,464

Liabilities & Stockholders’ Equity

Current liabilities	$285,597	$375,465
Long-term debt	722,426	331,877
Deferred income taxes and other liabilities	150,133	157,838
Stockholders’ equity	1,854,119	1,798,284
Total liabilities & stockholders’ equity	$3,012,275	$2,663,464

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” Watson reclassified its assets held for disposition for its Steris Laboratories, Inc. (Steris) and Marsam Pharmaceuticals, Inc. (Marsam) facilities to assets held and used as of January 1, 2003.  This reclassification, consistent with the discussion in Watson’s Annual Report on Form 10-K, was made as a result of the absence of a completed sale transaction or binding offer for the Steris facility during the quarter.  In addition, SFAS No. 144 requires certain reclassifications to be made to the prior period amounts to provide comparability in presentation.  A presentation of these reclassifications by financial statement line item is presented below.

The following table illustrates the changes made to the Consolidated Statement of Income for the three months ended March 31, 2002 as a result of this reclassification:

Watson Pharmaceuticals, Inc.

Schedule of Changes in Consolidated Statements of Income

For the Three Months Ended March 31, 2002

(Unaudited; in thousands, except per share amounts)

	As	As
	Reported	Reclassified

Net revenues	$285,690	$285,690
Cost of sales	129,535	135,687
Gross profit	156,155	150,003

Operating expenses:
Research and development	18,382	18,519
Selling, general and administrative	61,566	62,263
Amortization	13,294	13,294
Loss on assets held for disposition	6,986	—
Total operating expenses	100,228	94,076

Operating income	55,927	55,927

Other income (expense):
Equity in losses of joint ventures	(1,059)	(1,059)
Interest income	1,599	1,599
Interest expense	(5,160)	(5,160)
Other income (expense)	29	29
Total other income (expense), net	(4,591)	(4,591)

Income before income tax provision	51,336	51,336
Provision for income taxes	19,251	19,251
Net income	$32,085	$32,085

Per share amounts:
Diluted earnings per share	$0.30	$0.30

Diluted weighted average shares outstanding	107,423	107,423

The following table illustrates the changes made to the Condensed Consolidated Balance Sheet as of December 31, 2002, as a result of this reclassification:

Watson Pharmaceuticals, Inc.

Schedule of Changes in Condensed Consolidated Balance Sheets

As of December 31, 2002

(Unaudited; in thousands)

	As	As
	Reported	Reclassified

Assets

Cash and cash equivalents	$230,155	$230,155
Marketable securities	42,649	42,649
Accounts receivable, net	178,563	178,563
Inventories	326,741	348,773
Other current assets	142,673	113,311
Property and equipment, net	297,337	304,667
Investments and other assets	110,031	110,031
Product rights and other intangibles, net	1,335,315	1,335,315
Total assets	$2,663,464	$2,663,464

Liabilities & Stockholders’ Equity

Current liabilities	$375,465	$375,465
Long-term debt	331,877	331,877
Deferred income taxes and other liabilities	157,838	157,838
Stockholders’ equity	1,798,284	1,798,284
Total liabilities & stockholders’ equity	$2,663,464	$2,663,464

The following table presents a reconciliation of net income for special items recorded during the three months ended March 31, 2003 and 2002:

Reconciliation of Special Items

(Unaudited; in thousands except per share amounts)

	Three Months Ended
	March 31,
	2003	2002

Net Income, as reported	$47,829	$32,085

Pre-tax adjustments for special items:
Gain on sales of securities	(1,089)	—
Gain on sale of subsidiary	(15,676)	—
Loss on early extinguishment of debt	2,807	—
Loss on asset impairment	13,042	—
Loss on assets held for disposition	—	6,986

	(916)	6,986
Tax effect for special items	332	(2,634)
Pro forma net income	$47,245	$36,437

Diluted earnings per share, as reported	$0.44	$0.30
Adjustments for special items	0.00	0.04
Pro forma earnings per share	$0.44	$0.34